Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013 and 2012

and for the years ended December 31, 2013, 2012 and 2011

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of National Public Finance Guarantee Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), changes in shareholder’s equity and cash flows present fairly, in all material respects, the financial position of National Public Finance Guarantee Corporation and its subsidiaries (the “Company”) at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 3, 2014

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31, 2013	December 31, 2012
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,652,805 and $2,335,832)	$3,559,174	$2,425,240
Investments carried at fair value	128,947	190,321
Investments pledged as collateral, at fair value (amortized cost $475,984 and $487,880)	465,197	501,873
Short-term investments held as available-for-sale, at fair value (amortized cost $615,996 and $175,763)	616,478	176,015
Other investments (includes investments at fair value of $7,078 and $7,554)	10,895	16,216

Total investments	4,780,691	3,309,665
Cash and cash equivalents	47,353	265,409
Securities purchased under agreements to resell	446,500	480,500
Secured loan to an affiliate	—	1,651,408
Accrued investment income	33,771	54,465
Premiums receivable	228,646	254,363
Deferred acquisition costs	325,697	400,970
Insurance loss recoverable	12,920	248,925
Property and equipment at cost (less accumulated depreciation of $1,829 and $9,725)	821	61,719
Assets held for sale	29,251	—
Receivable for investments sold	612	16,457
Current income taxes	6,126	—
Other assets	8,230	10,031

Total assets	$5,920,618	$6,753,912

Liabilities and equity
Liabilities:
Unearned premium revenue	$1,552,309	$1,928,351
Loss and loss adjustment expense reserves	85,703	151,892
Securities sold under agreements to repurchase	446,500	480,500
Current income taxes	—	16,418
Deferred income taxes, net	95,084	232,165
Payable for investments purchased	29,665	49,893
Derivative liabilities	4,311	7,336
Other liabilities	15,258	11,653

Total liabilities	2,228,830	2,878,208

Commitments and contingencies (See Note 15)
Equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares—500,000	15,000	15,000
Additional paid-in capital	2,341,486	2,341,599
Retained earnings	1,393,256	1,441,992
Accumulated other comprehensive income (loss), net of tax of $36,143 and $36,598	(67,122)	67,967

Total shareholder’s equity	3,682,620	3,866,558
Noncontrolling interest	9,168	9,146

Total equity	3,691,788	3,875,704

Total liabilities and equity	$5,920,618	$6,753,912

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2013	2012	2011
Revenues:
Premiums earned:
Scheduled premiums earned	$196,230	$217,932	$276,396
Refunding premiums earned	166,153	257,823	147,566

Premiums earned (net of ceded premiums of $0, $1 and $3)	362,383	475,755	423,962
Net investment income	142,071	217,551	215,485
Fees, reimbursements and other	6,431	6,465	8,359
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	3,004	1,124	1,859
Unrealized gains (losses) on insured derivatives	29	53	(119)

Net change in fair value of insured derivatives	3,033	1,177	1,740
Net gains (losses) on financial instruments at fair value and foreign exchange	29,329	120,678	96,838
Other net realized gains (losses)	(29,331)	—	—

Total revenues	513,916	821,626	746,384
Expenses:
Losses and loss adjustment	105,005	21,194	3,725
Amortization of deferred acquisition costs	77,946	102,692	90,775
Operating	83,916	145,059	77,319
Interest	15	24	—
Goodwill impairment loss	—	—	31,371

Total expenses	266,882	268,969	203,190

Income before income taxes	247,034	552,657	543,194
Provision (benefit) for income taxes	82,173	183,873	166,993

Net income	164,861	368,784	376,201
Net income attributable to noncontrolling interest	(134)	567	422

Net income available to common shareholder	$164,995	$368,217	$375,779

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Years Ended December 31,
	2013	2012	2011
Net income (loss)	$164,861	$368,784	$376,201
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	(176,483)	45,925	108,770
Provision (benefit) for income taxes	(61,769)	16,252	37,960

Total	(114,714)	29,673	70,810
Reclassification adjustments for (gains) losses included in net income (loss)	(31,346)	(49,577)	65,546
Provision (benefit) for income taxes	(10,971)	(17,352)	22,941

Total	(20,375)	(32,225)	42,605

Total other comprehensive income (loss)	(135,089)	(2,552)	113,415

Comprehensive income (loss)	29,772	366,232	489,616
Less: comprehensive income (loss) attributable to noncontrolling interests	(134)	567	422

Comprehensive income (loss) attributable to common shareholder	$29,906	$365,665	$489,194

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

For The Years Ended December 31, 2013, 2012 and 2011

(In thousands except share amounts)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity	Noncontrolling Interest	Total Equity

	Common Stock
	Shares	Amount
Balance, January 1, 2011	500,000	$15,000	$2,366,579	$697,996	$(42,896)	$3,036,679	$—	$3,036,679

Net income	—	—	—	375,779	—	375,779	422	376,201
Other comprehensive income (loss)	—	—	—	—	113,415	113,415	—	113,415
Return of capital in connection with the purchase of investments	—	—	(3,236)	—	—	(3,236)	—	(3,236)
Share-based compensation net of tax of $179	—	—	(179)	—	—	(179)	—	(179)
Contributions by noncontrolling interest	—	—	—	—	—	—	10,685	10,685
Distributions to noncontrolling interest	—	—	—	—	—	—	(302)	(302)

Balance, December 31, 2011	500,000	$15,000	$2,363,164	$1,073,775	$70,519	$3,522,458	$10,805	$3,533,263

Net income	—	—	—	368,217	—	368,217	567	368,784
Other comprehensive income (loss)	—	—	—	—	(2,552)	(2,552)	—	(2,552)
Out-of-period adjustments for deferred taxes	—	—	(21,367)	—	—	(21,367)	—	(21,367)
Share-based compensation net of net of tax of $198	—	—	(198)	—	—	(198)	—	(198)
Distributions to noncontrolling interest	—	—	—	—	—	—	(2,226)	(2,226)

Balance, December 31, 2012	500,000	$15,000	$2,341,599	$1,441,992	$67,967	$3,866,558	$9,146	$3,875,704

Net income	—	—	—	164,995	—	164,995	(134)	164,861
Other comprehensive income (loss)	—	—	—	—	(135,089)	(135,089)	—	(135,089)
Share-based compensation net of tax of $113	—	—	(113)	—	—	(113)	—	(113)
Contributions by noncontrolling interest	—	—	—	—	—	—	1,150	1,150
Distributions to noncontrolling interest	—	—	—	—	—	—	(994)	(994)
Cash dividends declared	—	—	—	(213,731)	—	(213,731)	—	(213,731)

Balance, December 31, 2013	500,000	$15,000	$2,341,486	$1,393,256	$(67,122)	$3,682,620	$9,168	$3,691,788

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Premiums, fees and reimbursements received	$19,222	$21,552	$24,465
Return of refunded premiums paid	(3,504)	(18,761)	(116,504)
Investment income received	136,518	162,040	271,631
Financial guarantee losses and loss adjustment expenses paid	(142,939)	(167,158)	(156,550)
Proceeds from reinsurance and recoveries	90,062	37,135	11,369
Operating and employee related expenses paid	(86,879)	(148,734)	(125,556)
Income taxes (paid) received	(108,152)	(186,096)	(258,512)

Net cash provided (used) by operating activities	(95,672)	(300,022)	(349,657)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(2,357,581)	(2,269,870)	(2,130,808)
Sale and redemption of fixed-maturity securities	1,295,565	2,757,723	4,103,448
Repayment (issuance) of secured loan to an affiliate	1,595,620	(443,000)	(1,130,000)
Acquisition of an entity from an affiliate	—	—	(146,151)
Sale (purchase) of short-term investments, net	(447,049)	389,746	(216,174)
Sale (purchase) of other investments, net	5,596	61	(3,795)
Capital expenditures	(960)	(4,174)	(1,669)

Net cash provided (used) by investing activities	91,191	430,486	474,851

Cash flows from financing activities:
Cash dividends paid	(213,731)	—	—
Contributions by noncontrolling interest	1,150	—	3,206
Distributions to noncontrolling interest	(994)	(2,225)	(302)

Net cash provided (used) by financing activities	(213,575)	(2,225)	2,904

Net increase (decrease) in cash and cash equivalents	(218,056)	128,239	128,098
Cash and cash equivalents—beginning of year	265,409	137,170	9,072

Cash and cash equivalents—end of year	$47,353	$265,409	$137,170

Reconciliation of net income to net cash provided (used) by operating activities:
Net income	$164,861	$368,784	$376,201
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Changes in:
Accrued investment income	(38,346)	(92,527)	21,642
Premiums receivable	25,719	33,851	30,390
Deferred acquisition costs	75,273	103,621	95,271
Unearned premium revenue	(376,042)	(514,443)	(474,951)
Loss and loss adjustment expense reserves	(66,189)	(10,045)	(52,716)
Insurance loss recoverable	118,315	(98,782)	(88,744)
Payable to affiliates	473	3,945	(133,549)
Accrued expenses	1,672	(3,652)	3,581
Current income taxes	38,243	2,249	(91,787)
Amortization (accretion) of bond premiums (discounts), net	18,556	22,567	21,806
Depreciation	3,275	3,491	3,453
Other net realized (gains) losses	29,331	—	—
Unrealized (gains) losses on insured derivatives	(29)	(53)	119
Goodwill impairment loss	—	—	31,371
Net (gains) losses on financial instruments at fair value and foreign exchange	(29,329)	(120,678)	(96,837)
Deferred income tax provision (benefit)	(64,221)	(4,472)	267
Other operating	2,766	6,122	4,826

Total adjustments to net income	(260,533)	(668,806)	(725,858)

Net cash provided (used) by operating activities	$(95,672)	$(300,022)	$(349,657)

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments and Risks and Uncertainties

Summary

National Public Finance Guarantee Corporation and its subsidiaries collectively are referred to herein as “National.” National is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. National Real Estate Holdings of Armonk, LLC, (“NREHA”) is a wholly-owned subsidiary of National.

Through its reinsurance of United States (“U.S.”) public finance financial guarantees from MBIA Insurance Corporation (“MBIA Corp.”) and transfers by novation of all policies under a reinsurance agreement with Financial Guaranty Insurance Company (“FGIC”), National’s insurance portfolio consists of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects generally are supported by taxes, assessments, user fees or tariffs related to the use of these projects, by lease payments or by other similar types of revenue streams.

In August of 2013, the novation agreement between FGIC and National, whereby FGIC transferred, by novation, to National all the rights and liabilities under each of the policies covered under a reinsurance agreement with FGIC, became effective. This novation agreement included covered policies that previously benefited from the reinsurance agreement and second-to-pay policies entered into by MBIA Insurance Corporation in 2008 that were subsequently assigned to and reinsured by National in 2009. As a result of this novation, National is now the primary insurer under these policies.

Business Developments

Ratings and New Business Opportunities

National’s ability to write new business and compete with other financial guarantors is largely dependent on the financial strength ratings assigned to National by major rating agencies. As a result of the settlement agreement and related agreements (the “BofA Settlement Agreement”) with Bank of America Corporation and certain of its subsidiaries (collectively, “Bank of America”), the settlement agreement with Societe Generale and the repayment of MBIA Insurance Corporation’s secured loan from National (the “National Secured Loan”) in 2013, National achieved multiple ratings upgrades from Standard & Poor’s Financial Services LLC (“S&P”), ultimately achieving a rating of A with a stable outlook as of December 31, 2013. In addition, Moody’s Investors Service, Inc. (“Moody’s”) upgraded National to Baa1 with a positive outlook. On February 14, 2014, Moody’s reaffirmed National’s rating and outlook. National is seeking rating upgrades from the rating agencies and continues to consider obtaining ratings from additional rating agencies.

National seeks to generate shareholder value through appropriate risk adjusted pricing; however, current market conditions and the competitive landscape may limit National’s new business opportunities and its abilities to price and underwrite risk with attractive returns. Refer to “Risks and Uncertainties” below for a discussion of business risks related to National’s strategy.

Transformation Litigation

Subsequent to the BofA Settlement Agreement and the Societe Generale settlement, all litigation brought originally by the group of eighteen domestic and international financial institutions relating to the establishment of National has been resolved.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments and Risks and Uncertainties (continued)

Key Lending Agreements

National maintains simultaneous repurchase and reverse repurchase agreements (“Asset Swap”) with MBIA Inc. The Asset Swap provides MBIA Inc. with eligible assets to pledge under investment agreements and derivative contracts in MBIA Inc.’s asset/liability products business. As of December 31, 2013, the notional amount utilized under each of these agreements was $447 million and the fair value of collateral pledged by National and MBIA Inc. under these agreements was $465 million and $473 million, respectively. The net average interest rate on these transactions was 0.24% and 0.44% for the years ended December 31, 2013 and 2012, respectively. The New York State Department of Financial Services (“NYSDFS”) approved the Asset Swap in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

Dividend

During the fourth quarter of 2013, National declared and paid a dividend of $214 million to its ultimate parent, MBIA Inc.

Risks and Uncertainties

National’s financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause National to revise its estimates and assumptions or could cause actual results to differ from National’s estimates. While National believes it continues to have sufficient capital and liquidity to meet all of its expected obligations, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected. Significant risks and uncertainties that could affect National’s financial statements in future periods include, but are not limited to, the following:

•

An inability to achieve higher stable financial strength ratings for National or to generate investor demand for financial guarantee insurance will adversely affect National’s ability to write new business;

•

Extreme financial and budgetary stress in certain state and local governments and territories has increased the risk of losses within National’s insured portfolio. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about National’s insured losses;

•	General economic conditions in the U.S. may adversely impact National’s prospects for future business, as well as the performance of its insured portfolio and investment portfolio; and

•

National’s claim paying resources are supported by its investment portfolio, which primarily consists of fixed-maturity securities. Fixed-maturity securities are subject to a number of risks, including interest rate risk and default risk, which may adversely impact the value National ultimately realizes from these securities. National manages these risks by maintaining a diversification across issuers and maturities of investments. Refer to “Note 7: Investments” for information about National’s investment portfolio.

Note 2: Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

Certain amounts have been reclassified in prior years’ consolidated financial statements to conform to the current presentation. These reclassifications had no impact on total revenues, expenses, assets, liabilities or shareholder’s equity for all periods presented. Accordingly, management believes these reclassifications are immaterial to National’s consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

National evaluated all events subsequent to December 31, 2013 through March 3, 2014, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

Consolidation

The consolidated financial statements include the accounts of National Public Finance Guarantee Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Financial Guarantee Insurance Premiums

Unearned Premium Revenue and Receivable for Future Premiums

National recognizes a liability for unearned premium revenue at the inception of financial guarantee insurance and reinsurance contracts on a contract-by-contract basis. Unearned premium revenue recognized at inception of a contract is measured at the present value of the premium due. For most financial guarantee insurance contracts, National receives the entire premium due at the inception of the contract, and recognizes unearned premium revenue liability at that time. For certain other financial guarantee contracts, National receives premiums in installments over the term of the contract. Unearned premium revenue and a receivable for future premiums is recognized at the inception of an installment contract, and measured at the present value of premiums expected to be collected over the contract period or expected period using a risk-free discount rate. The expected period is used in the present value determination of unearned premium revenue and receivable for future premiums for contracts where (a) the insured obligation is contractually prepayable, (b) prepayments are probable, (c) the amount and timing of prepayments are reasonably estimable, and (d) a homogenous pool of assets is the underlying collateral for the insured obligation. The receivable for future premiums is reduced as installment premiums are collected. National reports the accretion of the discount on installment premiums receivable as premium revenue and discloses the amount recognized in “Note 4: Insurance Premiums.” National assesses the receivable for future premiums for collectability each reporting period, adjusts the receivable for uncollectible amounts and recognizes any write-off as operating expense and discloses the amount recognized in “Note 4: Insurance Premiums.” As premium revenue is recognized, the unearned premium revenue liability is reduced.

Premium Revenue Recognition

National recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. A constant rate for each respective financial guarantee insurance contract is calculated as the ratio of (a) the present value of premium received or expected to be received over the period of the contract to (b) the sum of all insured principal amounts outstanding during each period over the term of the contract.

An issuer of an insured financial obligation may retire the obligation prior to its scheduled maturity through refinancing or legal defeasance in satisfaction of the obligation according to its indenture, which results in National’s obligation being extinguished under the financial guarantee contract. National recognizes any remaining unearned premium revenue on the insured obligation as refunding premiums earned in the period the contract is extinguished to the extent the unearned premium revenue has been collected.

Non-refundable commitment fees are considered insurance premiums and are initially recorded under unearned premium revenue in National’s consolidated balance sheets when received. Once the related financial guarantee insurance policy is issued, the commitment fees are recognized as premium written and earned using the constant rate method. If the commitment agreement expires before the related financial guarantee is issued, the non-refundable commitment fee is immediately recognized as premium written and earned at that time.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Loss and Loss Adjustment Expenses

National recognizes loss reserves on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract discounted using a risk-free rate as of the measurement date exceeds the unearned premium revenue. A loss reserve is subsequently remeasured each reporting period for expected increases or decreases due to changes in the likelihood of default and potential recoveries. Subsequent changes to the measurement of the loss reserves are recognized as loss expense in the period of change. Measurement and recognition of loss reserves are reported gross of any reinsurance. National estimates the likelihood of possible claim payments and possible recoveries using probability-weighted expected cash flows based on information available as of the measurement date, including market information. Accretion of the discount on a loss reserve is included in loss expense. To the extent National had recorded potential recoveries in its loss reserve prior to a claim payment, such recoveries are reclassified to “Insurance loss recoverable” upon payment of the related claim and remeasured each reporting period.

National’s loss reserve, insurance loss recoverable, and accruals for loss adjustment expenses (“LAE”) incurred are disclosed in “Note 5: Loss and Loss Adjustment Expense Reserves.”

Investments

National classifies its fixed-maturity investments as available-for-sale (“AFS”) or held at fair value. AFS investments are reported in the consolidated balance sheets at fair value with unrealized gains and losses, net of applicable deferred income taxes, reflected in accumulated other comprehensive income (loss) (“AOCI”) in shareholder’s equity. Bond discounts and premiums are accreted and amortized using the effective yield method over the remaining term of the securities. For mortgage-backed securities (“MBS”) and asset-backed securities (“ABS”), discounts and premiums are amortized using the retrospective method. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains and losses represent the difference between the amortized cost value and the sale proceeds. The first-in, first-out method is used to identify the investments sold and the resulting realized gains and losses are included as a separate component of revenues.

Fixed-maturity investments held at fair value include all fixed-maturity securities held by National for which changes in fair values are reflected in earnings. These include securities designated as trading securities as well as those fixed-maturity securities for which National has elected the fair value option. Changes in fair value and realized gains and losses from the sale of these securities are reflected in earnings as part of “Net gains (losses) on financial instruments at fair value and foreign exchange.” Any interest income is reflected in earnings as part of the net investment income. Refer to “Note 6: Fair Value of Financial Instruments” for additional disclosures related to securities for which National has elected the fair value option.

Short-term investments are carried at fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year, commercial paper and money market securities.

Other-Than-Temporary Impairments on Investment Securities

National’s consolidated statements of operations reflect the full impairment (the difference between a security’s amortized cost basis and fair value) on debt securities that National intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For AFS debt securities that management has no intent to sell and believes that it is more likely than not such securities will not be required to be sold prior to recovery, only the credit loss component of the impairment is recognized in earnings. The remaining fair value loss is recognized in AOCI, net of applicable deferred income taxes.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

National’s investment securities for which the fair value is less than amortized cost are reviewed no less than quarterly in order to determine whether a credit loss exists. This evaluation includes both qualitative and quantitative considerations. In assessing whether a decline in value is related to a credit loss, National considers several factors, including but not limited to (a) the magnitude and duration of the decline, (b) credit indicators and the reasons for the decline, such as general interest rate or credit spread movements, credit rating downgrades, issuer-specific changes in credit spreads and the financial condition of the issuer and (c) any guarantees associated with a security such as those provided by financial guarantee insurance companies. Credit loss expectations for ABS and collateralized debt obligations (“CDOs”) are assessed using discounted cash flow modeling and the recoverability of amortized cost for corporate obligations is generally assessed using issuer-specific credit analyses.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Secured Loan to an Affiliate

The secured loan consisted of a loan to MBIA Insurance Corporation, a wholly-owned subsidiary of MBIA Inc. The secured loan was collateralized by certain assets of MBIA Insurance Corporation and was accounted for as a collateralized transaction recorded at the principal amount outstanding. Interest income was accrued at the contractual interest rate. Interest payments could be deferred and capitalized to the loan balance at the option of MBIA Insurance Corporation subject to the collateral value exceeding certain thresholds.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at contract value plus accrued interest.

These transactions are entered into with MBIA Inc. in connection with MBIA Inc.’s asset/liability products activity. MBIA Inc. has collateralized these security borrowings with assets rated BBB or better and having an aggregate fair value in excess of the securities borrowed. The NYSDFS approved these agreements in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

It is National’s policy to take possession of securities used to collateralize such transactions with MBIA Inc. National minimizes the credit risk that MBIA Inc. might be unable to fulfill its contractual obligations by monitoring MBIA Inc.’s credit exposure and collateral value and requiring additional collateral to be deposited with National under the terms of the contract when deemed necessary.

Acquisition Costs

Acquisition costs include ceding commissions paid by National in connection with assuming business from other financial guarantors. Acquisition costs, net of ceding commissions received, related to non-derivative insured financial guarantee transactions are deferred and amortized over the period in which the related premiums are earned.

Property and Equipment

Property and equipment consists of land, buildings, furniture, fixtures and equipment and software owned by National. All property and equipment held for use is recorded at cost and, except for land, is depreciated over the appropriate useful life of the asset using the straight-line method. The cost and related accumulated depreciation applicable to assets sold or retired are removed from National’s balance sheet and any gain or loss on disposition is recognized in earnings as a component of “Other net realized gains (losses).” Maintenance and repairs are charged to current earnings as incurred.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Property and equipment are tested for potential impairment whenever events or changes in circumstances suggest that an asset’s or asset group’s carrying value may not be fully recoverable. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the expected undiscounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

In the third quarter of 2013, National recorded an impairment charge of $29 million on its Armonk, New York facility. The carrying amount of the facility was adjusted to its fair market value, which was estimated based on an independent third-party appraisal. This impairment charge is reported within “Other net realized gains (losses)” on National’s consolidated statements of operations for the year ended December 31, 2013.

In the fourth quarter of 2013, National approved and initiated a plan to actively market the Armonk, New York facility with the expectation that the facility will be sold prior to the end of 2014. As a result, it has been classified as held for sale as of December 31, 2013, and is presented within “Assets held for sale” on National’s consolidated balance sheet and measured at the lower of its cost basis or its fair value less cost to sell. National will no longer recognize depreciation expense on the facility while it is classified as held for sale.

Fair Value Measurements – Definition and Hierarchy

In determining fair value, National uses various valuation approaches, including both market and income approaches. The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those that National believes market participants would use in pricing the asset or liability developed based on market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing the asset or liability developed based on the best information available. The hierarchy is broken down into three levels based on the observability and reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National has the ability to access. Assets utilizing Level 1 inputs generally include U.S. Treasuries and money market securities.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Assets and liabilities utilizing Level 2 inputs include: U.S. government and mortgage-backed securities, foreign government bonds, derivatives, corporate and municipal bonds and ABS.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. Assets and liabilities utilizing Level 3 inputs include MBS, state and municipal bonds and ABS where observable pricing information was not able to be obtained for a significant portion of the underlying assets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

The level of activity in a market contributes to the determination of whether an input is observable. An active market is one in which transactions for an asset or liability occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. In determining whether a market is active or inactive, National considers the following traits to be indicative of an active market:

•	transactions are frequent and observable;

•	prices in the market are current;

•	price quotes among dealers do not vary significantly over time; and

•	sufficient information relevant to valuation is publicly available.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by National in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those that it believes market participants would use in pricing the asset or liability at the measurement date. National uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. National has also taken into account its own nonperformance risk and that of its counterparties when measuring fair value.

Refer to “Note 6: Fair Value of Financial Instruments” for additional fair value disclosures.

Income Taxes

National is included in the consolidated tax return of MBIA Inc. The tax provision for National for financial reporting purposes is determined on a stand-alone basis.

Deferred income taxes are recorded with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in National’s consolidated financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives, and National’s statutory contingency reserve. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates in the period in which changes are approved by the relevant authority.

Refer to “Note 8: Income Taxes” for additional information about National’s income taxes.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Fee and Reimbursement Revenue Recognition

National collects insurance related fees for services performed in connection with certain transactions. In addition, National may be entitled to reimbursement of third-party insurance expenses that it incurs in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is received or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when the related services are completed and the fee is received. Amounts received from reinsurers in excess of those which are contractually due to National upon the termination of reinsurance agreements are recorded as fees and earned when received.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02)

In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update 2013-02, “Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” that requires an entity to present information about the amounts reclassified out of AOCI by component and to present significant amounts reclassified out of AOCI by the respective line items of net income. The amendment only affects National’s disclosures and does not affect National’s consolidated balance sheets, results of operations, or cash flows. National adopted this standard in the first quarter of 2013.

Note 4: Insurance Premiums

National recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts.

As of December 31, 2013 and 2012, National reported premiums receivable of $229 million and $254 million, respectively, primarily related to installment policies for which premiums will generally be collected over the contract period. Premiums receivable for installment policies are initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of December 31, 2013 and 2012 the weighted average risk-free rate used to discount future installment premiums was 3.0% and 2.9%, respectively and the weighted average expected collection term of the premiums receivable was 13.70 years and 13.71 years, respectively.

National evaluates whether any premiums receivable are uncollectible at each balance sheet date. If National determines that premiums are uncollectible, it records a write-off of such amounts in current earnings. The majority of National’s premiums receivable consist of the present values of future installment premiums that are not yet billed or due. Given that premiums due to National typically have priority over most other payment obligations of U.S. public finance transactions, National determined that the amount of uncollectible premiums as of December 31, 2013 and 2012 was insignificant.

The following tables present a roll forward of National’s premiums receivable for the years ended December 31, 2013 and 2012:

In millions			Adjustments
Premiums Receivable as of December 31, 2012	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2013	Reinsurance Premiums Payable as of December 31, 2013
$254	$(17)	$—	$(14)	$7	$(1)	$229	$—

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums (continued)

In millions			Adjustments
Premiums Receivable as of December 31, 2011	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2012	Reinsurance Premiums Payable as of December 31, 2012
$288	$(21)	$—	$(14)	$8	$(7)	$254	$—

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
March 31, 2014	$2
June 30, 2014	4
September 30, 2014	4
December 31, 2014	5

Twelve months ended:
December 31, 2015	14
December 31, 2016	15
December 31, 2017	14
December 31, 2018	14

Five years ended:
December 31, 2023	65
December 31, 2028	57
December 31, 2033 and thereafter	138

Total	$332

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums (continued)

The following table presents the unearned premium revenue balance and future expected premium earnings as of and for the periods presented:

	Unearned Premium Revenue	Expected Future Premium Earnings		Accretion	Total Expected Future Premium Earnings
In millions		Upfront	Installments
December 31, 2013	$1,552

Three months ended:
March 31, 2014	1,511	$38	$3	$2	$43
June 30, 2014	1,471	37	3	2	42
September 30, 2014	1,432	36	3	2	41
December 31, 2014	1,395	34	3	2	39

Twelve months ended:
December 31, 2015	1,256	127	12	6	145
December 31, 2016	1,130	114	12	6	132
December 31, 2017	1,015	103	12	6	121
December 31, 2018	909	94	12	6	112

Five years ended:
December 31, 2023	500	356	53	24	433
December 31, 2028	247	209	44	19	272
December 31, 2033 and thereafter	—	161	86	27	274

Total		$1,309	$243	$102	$1,654

Note 5: Loss and Loss Adjustment Expense Reserves

U.S. public finance insured transactions consist of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. National estimates future losses by utilizing probability-weighted scenarios that are customized to each insured transaction. Future loss estimates consider debt service due for each insured transaction, which includes par outstanding and interest due.

Certain local governments remain under extreme financial and budgetary stress and several have filed for protection under Chapter 9 of the United States Bankruptcy Code, or have entered into state statutory proceedings established to assist municipalities in managing through periods of severe fiscal stress. This could lead to an increase in defaults by such entities on the payment of their obligations and losses or impairments on a greater number of National’s insured transactions. National monitors and analyzes these situations closely; however, the overall extent and duration of such events are uncertain. For example, in Detroit’s bankruptcy proceeding, the City of Detroit has proposed to treat unlimited and limited tax bonds, as well as pension obligations, as “unsecured” under the provisions of Chapter 9. Bond insurers and bondholders are vigorously litigating such treatment, arguing that bonds backed by property tax revenues issued for specific civic projects are secured by those revenues.

National has exposure to the Commonwealth of Puerto Rico and certain of its instrumentalities in the territory (“Puerto Rico”). The loss of investment grade ratings across certain Puerto Rico issuers could trigger acceleration of principal and interest payments on a portion of its debt including certain derivatives. While Puerto Rico and certain of its instrumentalities are experiencing fiscal stress that could lead to defaults on its debt obligations, it has taken pro-active actions to address its significant financial challenges including its intention to issue bonds in early 2014. National will be reviewing the execution and resulting application of proceeds from these bond issuances carefully to determine Puerto Rico’s ability to meet its near term obligations while its recently enacted financial reforms take effect. At this time, National does not expect a default by Puerto Rico or certain of its instrumentalities in that territory and, therefore, has not established loss reserves for such exposures.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

As of December 31, 2013, National had $124.9 billion of gross par outstanding on general obligations, of which $161 million was reflected on National’s Classified List. Capital appreciation bonds are reported at the par amount at the time of issuance of the insurance policy.

For the year ended December 31, 2013, National recognized $105 million of loss and LAE primarily related to certain general obligation bonds and a loss related to the difference in the value of the salvage receivable recorded and the fair market value of the marketable securities received in connection with the restructuring of a gaming revenue transaction.

National’s Portfolio Surveillance Division (“PSD”) monitors National’s outstanding insured obligations with the objective of minimizing losses. PSD meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by National. In such cases, PSD works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. PSD works closely with National’s Risk Management personnel and the applicable business unit to analyze insured obligation performance and credit risk parameters, both before and after an obligation is insured.

Once an obligation is insured, National typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to PSD for review. PSD also monitors publicly available information related to insured obligations. Potential problems uncovered through this review such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. PSD also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as sovereign state and municipal finances and budget developments.

The frequency and extent of PSD’s monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List—Low,” “Caution List—Medium,” “Caution List—High” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. PSD monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

National does not establish any case basis reserves for insured obligations that are assigned to “Caution List—Low,” “Caution List—Medium” or “Caution List—High.” In the event National expects to pay a claim with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List—Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. PSD subjects issuers in this category to heightened scrutiny.

“Caution List—Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List—Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by PSD but generally take remedial action on their own.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

“Caution List—High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category may have breached one or more covenants or triggers and have not taken conclusive remedial action. Therefore, PSD adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where National has paid a claim or where a claim payment is expected. It also includes insured obligations where a significant LAE payment has been made, or is expected to be made, to mitigate a claim payment. This may include property improvements, bond purchases and commutation payments. Generally, PSD is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2013:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	64	2	5	35	106
Number of issues(1)	14	2	4	13	33
Remaining weighted average contract period (in years)	12.9	3.0	11.5	14.4	13.2
Gross insured contractual payments outstanding:(2)
Principal	$3,176	$7	$40	$695	$3,918
Interest	2,726	2	25	943	3,696

Total	$5,902	$9	$65	$1,638	$7,614

Gross claim liability	$—	$—	$—	$166	$166
Less:
Gross potential recoveries	—	—	—	126	126
Discount, net	—	—	—	(9)	(9)

Net claim liability (recoverable)	$—	$—	$—	$49	$49

Unearned premium revenue	$24	$—	$—	$16	$40

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2012:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	20	9	7	48	84
Number of issues(1)	9	4	7	18	38
Remaining weighted average contract period (in years)	11.1	7.4	12.8	13.1	11.7
Gross insured contractual payments outstanding:(2)
Principal	$817	$190	$122	$843	$1,972
Interest	1,161	88	80	999	2,328

Total	$1,978	$278	$202	$1,842	$4,300

Gross claim liability	$—	$—	$—	$310	$310
Less:
Gross potential recoveries	—	—	—	387	387
Discount, net	—	—	—	(6)	(6)

Net claim liability (recoverable)	$—	$—	$—	$(71)	$(71)

Unearned premium revenue	$12	$4	$2	$18	$36

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National’s potential recoveries are typically based on either salvage rights, the rights conferred to National through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce National’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and National’s right to recovery is no longer considered an offset to future expected claim payments, it is recorded as a salvage asset. The amount of recoveries recorded by National is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

While National believes it will be successful in realizing recoveries from contractual claims, the ultimate amounts recovered may be materially different from those recorded by National given the inherent uncertainty in the manner of resolving the claims (e.g. litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents the components of National’s loss and LAE reserves and insurance loss recoverable as reported on National’s consolidated balance sheets as of December 31, 2013 and 2012 for insured obligations within National’s “Classified List.” The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of December 31, 2013	As of December 31, 2012
Loss reserves (claim liability)	$61	$143
LAE reserves	25	9

Loss and LAE reserves	$86	$152

Insurance claim loss recoverable	$(13)	$(216)
LAE insurance loss recoverable	—	(33)

Insurance loss recoverable	$(13)	$(249)

The following tables present changes in National’s loss and LAE reserves for the years ended December 31, 2013 and 2012. Changes in the loss and LAE reserves attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 2.89% and 1.65% as of December 31, 2013 and 2012, respectively.

In millions
Gross Loss and LAE Reserve as of December 31, 2012	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Other(1)	Gross Loss and LAE Reserve as of December 31, 2013
$152	$(123)	$1	$1	$40	$—	$16	$(1)	$86

(1)—Primarily changes in amount and timing of payments.

The decrease in case reserves for the year ended December 31, 2013 primarily related to loss payments on previously established reserves, partially offset by an increase in reserves associated with certain general obligation bond exposures.

In millions
Gross Loss and LAE Reserve as of December 31, 2011	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Other(1)	Gross Loss and LAE Reserve as of December 31, 2012
$162	$(60)	$1	$1	$(6)	$2	$6	$46	$152

(1)—Primarily changes in amount and timing of payments.

The decrease in case reserves for the year ended December 31, 2012 primarily related to loss payments on previously established reserves, partially offset by changes in amount and timing of payments.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following tables present changes in National’s insurance loss recoverable for the years ended December 31, 2013 and 2012. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoverable are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions
Insurance Loss Recoverable as of December 31, 2012	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Assumptions	Changes in LAE Recoverable	Other(1)	Insurance Loss Recoverable as of December 31, 2013
$ 249	$(174)	$—	$(1)	$(45)	$(33)	$17	$13

(1)—Primarily changes in amount and timing of collections.

In millions
Insurance Loss Recoverable as of December 31, 2011	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Assumptions	Changes in LAE Recoverable	Other(1)	Insurance Loss Recoverable as of December 31, 2012
$ 150	$(5)	$—	$—	$80	$19	$5	$249

(1)—Primarily changes in amount and timing of collections.

The decrease in insurance loss recoverable for the year ended December 31, 2013 primarily related to the receipt of salvage in the form of investment notes related to a gaming revenue transaction, which resulted in transferring the recoverable to an investment asset, and collections on previously established recoverables.

The increase in insurance loss recoverable for the year ended December 31, 2012 primarily related to paid claims and LAE for which National expected to be fully reimbursed based on contractual rights and sources of recovery judged to be sufficient to provide National with full loss reimbursement.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National-insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table presents the gross expenses related to remedial actions for insured obligations:

	Years Ended December 31,
In millions	2013	2012	2011
LAE incurred, gross	$28	$16	$4

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments

Fair value is a market-based measure considered from the perspective of a market participant. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those which it believes market participants would use in pricing an asset or liability at the measurement date. The fair value measurements of financial instruments held or issued by National are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, National uses alternate valuation methods, including either dealer quotes for similar instruments or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions, and changes to such estimates and assumptions may produce materially different fair values.

The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those National believes that market participants would use in pricing an asset or liability based on available market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing an asset or liability based on the best information available. The fair value hierarchy is broken down into three levels based on the observability and reliability of inputs, as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National can access. Valuations are based on quoted prices that are readily and regularly available in an active market, with significant trading volumes.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques where significant inputs are unobservable, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the product. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, National assigns the level in the fair value hierarchy for which the fair value measurement in its entirety falls, based on the least observable input that is significant to the fair value measurement.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Financial Instruments

Financial instruments held by National primarily consist of investments in debt securities. Substantially all of National’s investments are priced by independent third parties, including pricing services and brokers. Typically, National receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. National reviews the assumptions, inputs and methodologies used by pricing services and brokers to obtain reasonable assurance that the prices used in its valuations reflect fair value. When National believes a third-party quotation differs significantly from its internally developed expectation of fair value, whether higher or lower, National reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update their price, and National still does not agree with the price provided, National will obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of National’s investment portfolio as of December 31, 2013 or 2012. All challenges to third-party prices are reviewed by the staff of National with relevant expertise to ensure reasonableness of assumptions.

In addition to challenging pricing assumptions, National obtains reports from the independent accountants for significant third-party pricing services attesting to the effectiveness of the controls over data provided to National. These reports are obtained annually and are reviewed by National to ensure key controls are applied by the pricing services, and that appropriate user controls are in place at the third-party pricing services organization to ensure proper measurement of the fair values of its investments. In the event that any controls in these reports are deemed as ineffective by independent accountants, National will take the necessary actions to ensure that internal user controls are in place to mitigate the control risks. No deficiencies were noted for significant third-party pricing services used.

Internal Review Process

All significant financial instruments are reviewed by committees created by National to ensure compliance with National’s policies and risk procedures in the development of fair values of financial assets and liabilities. These valuation committees review, among other things, key assumptions used for internally developed prices, significant changes in sources and uses of inputs, including changes in model approaches, and any adjustments from third-party inputs or prices to internally developed inputs or prices. The committees also review any significant impairment or improvements in fair values of the financial instruments from prior periods. From time to time, these committees consult with National’s valuation experts to better understand key methods and assumptions used for the determination of fair value, including understanding significant changes in fair values. These committees are comprised of senior finance team members with the relevant experience in the financial instruments their committee is responsible for. Each quarter, these committees document their agreement with the fair values developed by management of National as reported in the quarterly and annual financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Valuation Techniques

Valuation techniques for financial instruments measured at fair value or disclosed at fair value are described below.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments Carried at Fair Value, Investments Pledged as Collateral, and Other Investments

Fixed-maturity securities (including short-term investments) held as AFS, investments carried at fair value, investments pledged as collateral, and other investments include investments in U.S. Treasury and government agencies, foreign governments, corporate obligations, MBS and ABS (including commercial mortgage-backed securities and CDOs), state and municipal bonds and other investments (including perpetual debt securities, loans receivables and money market mutual funds).

These investments are generally valued based on recently executed transaction prices or quoted market prices. When quoted market prices are not available, fair value is generally determined using quoted prices of similar investments or a valuation model based on observable and unobservable inputs. Inputs vary depending on the type of investment. Observable inputs include contractual cash flows, interest rate yield curves, credit default swap (“CDS”) spreads, prepayment and volatility scores, diversity scores, cross-currency basis index spreads, and credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. Unobservable inputs include cash flow projections and the value of any credit enhancement.

Investments based on quoted market prices of identical investments in active markets are classified as Level 1 of the fair value hierarchy. Level 1 investments generally consist of U.S. Treasury and government agency and money market securities. Quoted market prices of investments in less active markets, as well as investments which are valued based on other than quoted prices for which the inputs are observable, such as interest rate yield curves, are categorized in Level 2 of the fair value hierarchy. Investments that contain significant inputs that are not observable are categorized as Level 3.

Cash and Cash Equivalents, Receivable for Investments Sold, Accrued Investment Income and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold, accrued investment income and payable for investments purchased approximate their fair values due to the short-term nature and credit worthiness of these instruments.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

The carrying amounts of securities purchased under agreements to resell and securities sold under agreements to repurchase approximate their fair values.

Secured Loan to an Affiliate

The fair value of the secured loan, which was repaid in the second quarter of 2013, was determined using the net present value of expected cash flows from the loan as of December 31, 2012. The discount rate is the yield to maturity of a comparable corporate bond index.

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. The CDS spread and recovery rates of a similar municipal bond insurance company are used as the discount rate for National, as National does not have a published CDS spread and recovery rate.

The carrying value of National’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves, net of the insurance loss recoverable as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums as reported within “Other assets” on National’s consolidated balance sheets.

Fair Value Measurements

The following tables present the fair value of National’s assets (including short-term investments) and liabilities measured and reported at fair value on a recurring basis as of December 31, 2013 and 2012:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2013
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$316	$58	$—		$374
State and municipal bonds	—	1,402	6	(1)	1,408
Foreign governments	—	18	—		18
Corporate obligations	—	1,453	—		1,453
Mortgage-backed securities:
Residential mortgage-backed agency	—	1,132	—		1,132
Residential mortgage-backed non-agency	—	18	—		18
Commercial mortgage-backed	—	21	3	(1)	24
Asset-backed securities:
Collateralized debt obligations	—	8	10	(1)	18
Other asset-backed	—	116	6	(1)	122

Total fixed-maturity investments	316	4,226	25		4,567
Money market securities	201	—	—		201
Perpetual debt securities	2	7	—		9
Cash and cash equivalents	47	—	—		47

Total assets	$566	$4,233	$25		$4,824

Liabilities:
Derivative liabilities	$—	$4	$—		$4

Total liabilities	$—	$4	$—		$4

(1)—Unobservable inputs are either not developed by National or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2012
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$340	$4	$—		$344
State and municipal bonds	—	1,183	33	(1)	1,216
Foreign governments	—	1	—		1
Corporate obligations	—	573	1	(1)	574
Mortgage-backed securities:
Residential mortgage-backed agency	—	936	—		936
Residential mortgage-backed non-agency	—	19	1	(1)	20
Commercial mortgage-backed	—	20	1	(1)	21
Asset-backed securities:
Collateralized debt obligations	—	11	6	(1)	17
Other asset-backed	—	61	4	(1)	65

Total fixed maturity investments	340	2,808	46		3,194
Money market securities	98	—	—		98
Perpetual debt securities	2	5	2	(1)	9
Cash and cash equivalents	265	—	—		265

Total assets	$705	$2,813	$48		$3,566

Liabilities:
Derivative liabilities	$—	$7	$—		$7

Total liabilities	$—	$7	$—		$7

(1)—Unobservable inputs are either not developed by National or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

Level 3 Analysis

Level 3 assets at fair value were $25 million and $48 million as of December 31, 2013 and 2012, respectively, and represented 0.5% and 1.3%, respectively, of total assets measured at fair value.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables present the fair values and carrying values of National’s assets and liabilities that are disclosed at fair value but not reported at fair value on National’s consolidated balance sheets as of December 31, 2013 and 2012:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2013	Carry Value Balance as of December 31, 2013
Assets:
Securities purchased under agreements to resell	$—	$447	$—	$447	$447
Receivable for investments sold	—	1	—	1	1
Accrued investment income	—	34	—	34	34
Other investments	—	—	3	3	4

Total assets	$—	$482	$3	$485	$486

Liabilities:
Securities sold under agreements to repurchase	$—	$447	$—	$447	$447
Payable for investments purchased	—	30	—	30	30

Total liabilities	$—	$477	$—	$477	$477

Financial Guarantees:
Gross	$—	$—	$1,637	$1,637	$1,625
Ceded	—	—	41	41	—

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2012	Carry Value Balance as of December 31, 2012
Assets:
Securities purchased under agreements to resell	$—	$481	$—	$481	$481
Secured loan to an affiliate	—	1,685	—	1,685	1,651
Receivable for investments sold	—	16	—	16	16
Accrued investment income	—	54	—	54	54
Other investments	—	—	9	9	9

Total assets	$—	$2,236	$9	$2,245	$2,211

Liabilities:
Securities sold under agreements to repurchase	$—	$481	$—	$481	$481
Payable for investments purchased	—	50	—	50	50

Total liabilities	$—	$531	$—	$531	$531

Financial Guarantees:
Gross	$—	$—	$2,186	$2,186	$1,831
Ceded	—	—	77	77	—

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the years ended December 31, 2013 and 2012:

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2013

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2013
Assets:
State and municipal bonds	$33	$2	$—	$(1)	$—	$—	$—	$(5)	$(23)	$—	$—	$6	$—
Corporate obligations	1	—	—	—	—	—	—	(1)	—	1	(1)	—	—
Residential mortgage-backed agency	—	—	—	—	—	—	—	(1)	—	20	(19)	—	—
Residential mortgage-backed non-agency	1	—	—	—	—	—	—	—	—	—	(1)	—	—
Commercial mortgage-backed	1	—	—	—	—	—	—	—	—	3	(1)	3	—
Collateralized debt obligations	6	—	—	—	—	—	—	(4)	—	18	(10)	10	—
Other asset-backed	4	—	—	—	—	1	—	(5)	—	11	(5)	6	—
Perpetual debt securities	2	—	—	—	—	—	—	—	—	—	(2)	—	—

Total assets	$48	$2	$—	$(1)	$—	$1	$—	$(16)	$(23)	$53	$(39)	$25	$—

(1)—Transferred in and out at the end of the period.

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2012

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2012
Assets:
State and municipal bonds	$28	$—	$—	$—	$—	$—	$—	$(7)	$—	$12	$—	$33	$—
Corporate obligations	—	—	—	—	—	—	—	—	—	11	(10)	1	—
Residential mortgage-backed agency	—	—	—	—	—	—	—	—	—	4	(4)	—	—
Residential mortgage-backed non-agency	5	—	—	—	—	—	—	—	(4)	1	(1)	1	—
Commercial mortgage-backed	2	—	—	—	—	1	—	—	—	1	(3)	1	—
Collateralized debt obligations	5	—	—	—	—	1	—	—	(2)	6	(4)	6	—
Other asset-backed	8	—	—	—	—	3	—	—	—	4	(11)	4	—
Perpetual debt securities	1	—	—	1	—	—	—	—	—	2	(2)	2	—

Total assets	$49	$—	$—	$1	$—	$5	$—	$(7)	$(6)	$41	$(35)	$48	$—

(1)—Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $53 million and $39 million, respectively, for the year ended December 31, 2013. Transfers into and out of Level 2 were $39 million and $53 million, respectively, for the year ended December 31, 2013. Transfers into Level 3 were principally for residential mortgage-backed securities (“RMBS”) agency, CDOs and other ABS securities where inputs, which are significant to their valuation, became unobservable during the period. Transfers out of Level 3 were principally for RMBS agency, CDOs, and other ABS securities, where inputs, which are significant to their valuation, became observable during the period. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs.

Transfers into and out of Level 3 were $41 million and $35 million, respectively, for the year ended December 31, 2012. Transfers into and out of Level 2 were $35 million and $41 million, respectively, for the year ended December 31, 2012. Transfers into Level 3 were principally for state and municipal bonds, corporate obligations, CDOs, other ABS and RMBS agency securities where inputs, which are significant to their valuation, became unobservable during the period. Transfers out of Level 3 were principally for other ABS, corporate obligations, CDOs and RMBS agency securities where inputs, which are significant to their valuation, became observable during the period. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs.

There were no transfers into or out of Level 1 during the years ended December 31, 2013 and 2012. All fair value hierarchy designations are made at the end of each accounting period.

There were no changes and no balances in Level 3 liabilities measured at fair value on a recurring basis for the years ended December 31, 2013 and 2012.

Note 7: Investments

National’s AFS investments include debt and equity securities. Other invested assets designated as AFS are primarily comprised of money market funds.

The following tables present the amortized cost, fair value and corresponding gross unrealized gains and losses for AFS investments in National’s investment portfolios as of December 31, 2013 and 2012:

	December 31, 2013
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
U.S. Treasury and government agency	$363	$—	$(8)	$355
State and municipal bonds	1,454	10	(60)	1,404
Foreign governments	18	—	—	18
Corporate obligations	1,430	7	(35)	1,402
Mortgage-backed securities:
Residential mortgage-backed agency	1,126	9	(30)	1,105
Residential mortgage-backed non-agency	12	2	—	14
Commercial mortgage-backed	19	1	(1)	19
Asset-backed securities:
Collateralized debt obligations	16	—	—	16
Other asset-backed	107	1	—	108

Total fixed-maturity investments	4,545	30	(134)	4,441
Money market securities	200	—	—	200
Perpetual debt securities	6	1	—	7

Total AFS investments	$4,751	$31	$(134)	$4,648

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2012
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
U.S. Treasury and government agency	$318	$1	$(1)	$318
State and municipal bonds	1,142	74	(1)	1,215
Foreign governments	1	—	—	1
Corporate obligations	471	11	(2)	480
Mortgage-backed securities:
Residential mortgage-backed agency	888	17	—	905
Residential mortgage-backed non-agency	13	2	—	15
Commercial mortgage-backed	14	1	—	15
Asset-backed securities:
Collateralized debt obligations	13	—	—	13
Other asset-backed	55	2	—	57

Total fixed-maturity investments	2,915	108	(4)	3,019
Money market securities	85	—	—	85
Perpetual debt securities	7	—	—	7

Total AFS investments	$3,007	$108	$(4)	$3,111

The following table presents the distribution by contractual maturity of AFS fixed-maturity securities at amortized cost and fair value as of December 31, 2013. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$374	$374
Due after one year through five years	696	693
Due after five years through ten years	848	819
Due after ten years	1,347	1,293
Mortgage-backed and asset-backed	1,280	1,262

Total fixed-maturity investments	$4,545	$4,441

Deposited Securities

The fair value of securities on deposit with various regulatory authorities was $6 million as of December 31, 2013 and 2012. These deposits are required to comply with state insurance laws.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

Impaired Investments

The following tables present the gross unrealized losses related to AFS investments as of December 31, 2013 and 2012:

	December 31, 2013
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
U.S. Treasury and government agency	$255	$(8)	$1	$—	$256	$(8)
State and municipal bonds	975	(60)	22	—	997	(60)
Corporate obligations	701	(29)	60	(6)	761	(35)
Mortgage-backed securities:
Residential mortgage-backed agency	710	(23)	115	(7)	825	(30)
Residential mortgage-backed non-agency	2	—	—	—	2	—
Commercial mortgage-backed	8	(1)	—	—	8	(1)
Asset-backed securities:
Collateralized debt obligations	6	—	—	—	6	—
Other asset-backed	21	—	—	—	21	—

Total fixed-maturity investments	2,678	(121)	198	(13)	2,876	(134)
Perpetual debt securities	3	—	—	—	3	—

Total	$2,681	$(121)	$198	$(13)	$2,879	$(134)

	December 31, 2012
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
U.S. Treasury and government agency	$68	$(1)	$—	$—	$68	$(1)
State and municipal bonds	63	—	41	(1)	104	(1)
Corporate obligations	189	(2)	3	—	192	(2)
Mortgage-backed securities:
Residential mortgage-backed agency	172	—	—	—	172	—
Residential mortgage-backed non-agency	—	—	2	—	2	—
Commercial mortgage-backed	3	—	—	—	3	—
Asset-backed securities:
Collateralized debt obligations	1	—	4	—	5	—
Other asset-backed	4	—	—	—	4	—

Total fixed-maturity investments	500	(3)	50	(1)	550	(4)
Perpetual debt securities	1	—	1	—	2	—

Total	$501	$(3)	$51	$(1)	$552	$(4)

With the weighting applied on the fair value of each security relative to the total fair value, the weighted average contractual maturity of securities in an unrealized loss position as of December 31, 2013 and 2012 was 15 and 16 years, respectively. As of December 31, 2013 and 2012, there were 23 and 27 securities, respectively, that were in an unrealized loss position for a continuous twelve month period or longer, of which the fair values of 16 and 7 securities, respectively, were below book value by more than 5%.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it would not have to sell these securities before recovery of their cost basis. In making this conclusion, National examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its business, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of December 31, 2013 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Sales of Available-For-Sale Investments

Gross realized gains and losses are recorded in “Net gains (losses) on financial instruments at fair value and foreign exchange” on National’s consolidated statements of operations. The proceeds and gross realized gains and losses from sales of AFS investments for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Years Ended December 31,
In millions	2013	2012	2011
Proceeds from sales	$1,287	$3,349	$4,115
Gross realized gains	$36	$107	$109
Gross realized losses	$(8)	$(2)	$(21)

Note 8: Income Taxes

The provision for income taxes on income and shareholder’s equity consisted of:

	Years Ended December 31,
In millions	2013	2012	2011
Current taxes:
Federal	$146	$188	$167
Deferred taxes:
Federal	(64)	(4)	—

Provision for income tax expense	82	184	167

Income taxes charged (credited) to shareholder’s equity:
Unrealized gains (losses) on investments	(73)	(1)	61
Out of period adjustments of deferred taxes	—	21	—

Total income taxes charged (credited) to shareholder’s equity	(73)	20	61

Total effect of income taxes	$9	$204	$228

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Income Taxes (continued)

A reconciliation of the U.S. federal statutory tax rate of 35% to National’s effective income tax rate for the years ended December 31, 2013, 2012 and 2011 is presented in the following table:

	Years Ended December 31,
	2013	2012	2011
Federal income tax computed at the statutory rate	35.0%	35.0%	35.0%
Increase (reduction) in taxes resulting from:
Tax-exempt interest	(1.9)%	(2.2)%	(6.3)%
Other	0.1%	0.5%	2.1%

Effective tax rate	33.2%	33.3%	30.8%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2013 and 2012 are presented in the following table:

	As of December 31,
In millions	2013	2012
Deferred tax liabilities:
Deferred acquisition costs	$114	$140
Net unrealized gains in accumulated other comprehensive income	—	37
Investments	10	—
Unearned premium revenue	64	54
Other	30	54

Total gross deferred tax liabilities	218	285

Deferred tax assets:
Salvage and subrogation	21	—
Investments	—	49
Loss and loss adjustment expense reserves	56	4
Net unrealized losses in accumulated other comprehensive income	36	—
Building impairment	10	—

Total gross deferred tax assets	123	53

Net deferred tax liability	$95	$232

Out-of-Period Adjustment

During the fourth quarter of 2012, National completed a balance sheet focused analysis to enhance efficiency and accuracy with its deferred income tax balances, and as a result, identified errors to the current and deferred income tax balances. National evaluated the materiality of these errors in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 99, Materiality, and SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, and concluded that these errors, individually and in the aggregate, were immaterial to the year ended December 31, 2012 and all prior periods to which these errors relate. Accordingly, National recorded these adjustments in its consolidated financial statements as of and for the year ended December 31, 2012 by increasing the “Deferred income taxes, net” by $23 million, decreasing “Additional paid-in capital” by $21 million and decreasing “Net income (loss)” by $2 million. For the year ended December 31, 2011, this adjustment would not have impacted “Net income (loss).”

Accounting for Uncertainty in Income Taxes

As of December 31, 2013 and 2012, National did not have any uncertain tax positions and corresponding interest and/or penalties related to income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only income tax jurisdiction is the U.S. National also files premium and franchise taxes in various states.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Income Taxes (continued)

In 2013, the Internal Revenue Service contacted MBIA Inc. and discussed whether it will examine the 2011 consolidated return of MBIA Inc. and its subsidiaries. To date no formal examination has been initiated.

Tax Sharing Arrangement

National files its U.S. Corporation Income Tax Return as a member of MBIA Inc.’s consolidated group. National participates in a tax sharing agreement with MBIA Inc. under which it is allocated its share of consolidated tax liability or tax benefit, determined on a separate company basis. For the year ended December 31, 2013, National has, under the tax sharing agreement, made tax payments to MBIA Inc. totaling $58 million which represented the additional tax liability for the tax year ended 2012. Further, National made additional tax payments to MBIA Inc. totaling $111 million which relate to the tax year ending 2013. National’s payments are being placed in escrow by MBIA Inc. and will remain in escrow until the expiration of a two-year carryback period which would allow National to carryback a separate company tax loss and recover all or a portion of the escrowed funds. After the two year period, the escrow, to the extent not recovered upon carrying back a loss, is released to MBIA Inc. During 2013, $115 million was released from escrow. Subsequent to December 31, 2013, an additional $160 million was released from escrow.

Note 9: Insurance in Force

National’s insurance in force represents the aggregate amount of the insured principal of, and interest or other amounts owing on insured obligations. National’s ultimate exposure to credit loss in the event of nonperformance by the issuer of the insured obligation is represented by the insurance in force in the tables that follow.

The financial guarantees issued by National provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due. The obligations are generally not subject to acceleration, except that National may have the right, at its discretion, to accelerate insured obligations upon default or otherwise. The creditworthiness of each issuer of an insured obligation is evaluated prior to the issuance of insurance, and each insured obligation must comply with National’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become National’s upon the payment of a claim by National.

National maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. These include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. National also analyzes the historical and projected performance of pledged revenue and relevant financial covenants. Such guidelines are subject to periodic review by a risk oversight committee, which is responsible for establishing the criteria for National’s underwriting standards, as well as maintaining these standards in its insurance operations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Insurance in Force (continued)

As of December 31, 2013, insurance in force, which represents principal and interest or other amounts owing on insured obligations, had an expected maturity range of 1 to 43 years. The distribution of insurance in force by geographic location as of December 31, 2013 and 2012, respectively, is presented in the following table:

	As of December 31,
In billions	2013		2012
Geographic Location	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
California	$88.4	19.8%	$104.4	19.7%
New York	37.4	8.4%	47.8	9.0%
Illinois	29.6	6.6%	33.3	6.3%
Florida	29.2	6.6%	36.7	6.9%
Texas	28.0	6.3%	33.9	6.4%
New Jersey	20.2	4.5%	24.1	4.5%
Michigan	15.3	3.4%	17.6	3.3%
Pennsylvania	11.8	2.6%	14.5	2.7%
Washington	11.5	2.6%	15.9	3.0%
Puerto Rico	10.9	2.5%	9.1	1.7%

Subtotal	282.3	63.3%	337.3	63.5%
Nationally diversified	7.9	1.8%	8.2	1.6%
Other states	155.5	34.9%	185.4	34.9%

Total	$445.7	100.0%	$530.9	100.0%

The insurance in force by type of bond is presented in the following table:

	As of December 31,
In billions	2013		2012
Bond type	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
General obligation	$153.5	34.4%	$187.5	35.3%
General obligation—lease	34.1	7.7%	41.7	7.9%
Municipal utilities	78.0	17.5%	97.1	18.3%
Tax-backed	66.1	14.8%	71.9	13.5%
Transportation	46.2	10.4%	52.1	9.8%
Higher education	24.1	5.4%	30.3	5.7%
Health care	9.5	2.1%	12.1	2.3%
Military housing	19.2	4.3%	19.0	3.6%
Investor-owned utilities(1)	7.2	1.6%	8.7	1.6%
Municipal housing	4.8	1.1%	7.2	1.4%
Student loans	0.6	0.1%	0.7	0.1%
Other(2)	2.4	0.6%	2.6	0.5%

Total	$445.7	100.0%	$530.9	100.0%

(1)—Includes investor owned utilities, industrial development and pollution control revenue bonds.

(2)—Includes certain non-profit enterprises and stadium related financing.

National has entered into certain guarantees of derivative contracts, included in the preceding tables, which do not qualify for the financial guarantee scope exception under the provisions of fair value measurements and disclosures. National’s guarantees of derivative contracts, generally guaranteeing the interest rate swap obligations of public sector issuers, have a legal maximum maturity range of 1 to 34 years. In accordance with the guidance, the fair values of these guarantees as of December 31, 2013 and 2012 are recorded on National’s consolidated balance sheets as derivative liabilities, representing gross losses of $4 million and $7 million, respectively.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Insurance in Force (continued)

Reinsured Exposure

Reinsurance enables National to cede exposure for purposes of syndicating risk and increasing its capacity to write new business while complying with its single risk and credit guidelines. When a reinsurer is downgraded by one or more of the rating agencies, less capital credit is given to National under rating agency models and the overall value of the reinsurance to National is reduced. National generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including a reinsurer’s rating downgrade below specified thresholds.

The aggregate amount of insurance in force ceded by National to its third-party reinsurers under reinsurance agreements was $7.5 billion and $1 million as of December 31, 2013 and 2012, respectively. Under National’s reinsurance agreement with MBIA Corp., if a reinsurer of MBIA Corp. is unable to pay claims ceded by MBIA Corp., National will assume liability for such ceded claim payments. As of December 31, 2013, the total amount of insurance in force for which National would be liable in the event that the reinsurers of MBIA Corp. were unable to meet their obligations is $3.0 billion. National requires certain unauthorized reinsurers to maintain bank letters of credit or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. As of December 31, 2013, the total amount available under these letters of credit and trust arrangements was $26 million.

In August of 2013, the novation agreement between FGIC and National, whereby FGIC transfers, by novation, to National all the rights and liabilities under each of the policies covered under a reinsurance agreement with FGIC, became effective. This novation agreement includes covered policies that previously benefited from the reinsurance agreement and second-to-pay policies entered into by MBIA Insurance Corporation in 2008 that were subsequently assigned to and reinsured by National in 2009. As a result of this novation, National is now the primary insurer under these policies. The amount of third-party reinsurance available to National via the novation agreement totals $4.3 billion. As of December 31, 2013, National’s reinsurance is primarily with Assured Guaranty Re Ltd., which is rated AA- and Baa1 by S&P and Moody’s, respectively. National’s insured par outstanding ceded to Assured Guaranty Re was $3.6 billion and the amount of insurance in force was $6.4 billion.

Premium Summary

The components of financial guarantee net premiums earned, including premiums assumed from and ceded to other companies, are presented in the following table:

	Years Ended December 31,
In millions	2013	2012	2011
Net premiums earned:
Direct	$29	$—	$—
Assumed	333	476	424

Gross	362	476	424
Ceded	—	—	—

Net	$362	$476	$424

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Insurance Regulations and Dividends

National is subject to insurance regulations and supervision of the State of New York (its state of incorporation) and all U.S. and non-U.S. jurisdictions in which it is licensed to conduct insurance business. In order to maintain its New York State financial guarantee insurance license, National is required to maintain a minimum of $65 million of policyholders’ surplus. The extent of insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing minimum standards of solvency and business conduct, which must be maintained by insurance companies. Among other things, these laws prescribe permitted classes and concentrations of investments and limit both the aggregate and individual securities risks that National may insure on a net basis based on the type of obligations insured. In addition, some insurance laws and regulations require the approval or filing of policy forms and rates. National is required to file detailed annual financial statements with the NYSDFS and similar supervisory agencies in other jurisdictions in which it is licensed. The operations and accounts of National are subject to examination by regulatory agencies at regular intervals.

The New York Insurance Law (“NYIL”) regulates the payment of dividends by financial guarantee insurance companies and provides that such companies may not declare or distribute dividends except out of statutory earned surplus. Under NYIL, the sum of (i) the amount of dividends declared or distributed during the preceding 12-month period and (ii) the dividend to be declared may not exceed the lesser of (a) 10% of policyholders’ surplus, as reported in the latest statutory financial statements and (b) 100% of adjusted net investment income for such 12-month period (the net investment income for such 12-month period plus the excess, if any, of net investment income over dividends declared or distributed during the two-year period preceding such 12-month period), unless the Superintendent of the NYSDFS approves a greater dividend distribution based upon a finding that the insurer will retain sufficient surplus to support its obligations.

During the second quarter of 2010, National received approval from the NYSDFS to reset its unassigned surplus to zero as of January 1, 2010, which enabled it to begin earning positive earned surplus immediately. In connection with a court proceeding challenging the approval of the National surplus reset described above, National agreed that it would not pay dividends while the proceeding was adjourned. This agreement terminated in connection with the resolution of the proceeding. In addition, in connection with the approval of a release of excessive contingency reserves during 2011 for MBIA Insurance Corporation, National agreed that it would not pay dividends without the prior regulatory approval of the NYSDFS prior to July 19, 2013. Finally, as a condition to the NYSDFS’ approval of the Asset Swap between MBIA Inc. and National, the NYSDFS requested that, until the notional amount of the Asset Swap has been reduced to 5% or less of National’s admitted assets, each of MBIA Inc., MBIA Insurance Corporation and National provide the NYSDFS with three months prior notice, or such shorter period as the NYSDFS may permit, of its intent to initiate cash dividends on shares of its common stock. National declared and paid a dividend of $214 million to its ultimate parent, MBIA Inc. in the fourth quarter of 2013 following notice to the NYSDFS.

As a result of the establishment of National, National exceeded as of the closing date certain single and aggregate risk limits under NYIL. National obtained waivers from the NYSDFS of such limits. In connection with the waivers, National submitted a plan to the applicable insurance departments to achieve compliance with the applicable regulatory limits. Under the plan, it agreed not to write new financial guarantee insurance for certain issuers until it was in compliance with the applicable single risk limits and agreed to take commercially reasonable steps, including considering reinsurance, the addition of capital and other risk mitigation strategies, in order to comply with the regulatory single and aggregate risk limits. As a condition to granting the waiver, the NYSDFS required that, in addition to complying with these plans, upon written notice from the NYSDFS, National would cease writing new financial guarantee insurance if it were not in compliance with the risk limitation requirements by December 31, 2009. To date, National has not received such a notice from the NYSDFS. National became compliant with the aggregate risk limits in 2011 and has a de minimis number of single risk limit overages remaining. National continues to work with the NYSDFS to achieve compliance with the single risk limits.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Statutory Accounting Practices

These financial statements have been prepared on a GAAP basis, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of National. Statutory accounting practices differ from GAAP in the following respects:

•

upfront premiums are earned on a statutory accounting principles (“U.S. STAT”) basis proportionate to the scheduled periodic maturity of principal and payment of interest to the original total principal and interest insured. Additionally, under U.S. STAT, installment premiums are earned on a straight-line basis over each installment period generally one year or less. Under GAAP, National recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Upfront and installment premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. Additionally, under GAAP, installment premiums receivable are recorded at the present value of the premiums due or expected to be collected over the period of the insurance contract using a discount rate which reflects the risk-free rate at the inception of the contract;

•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity investments are generally reported at amortized cost rather than fair value;

•	a contingency reserve is computed on the basis of statutory requirements, and is not permitted under GAAP;

•

reserves for losses and LAE for financial guarantee and insured derivatives are established at present value for specific insured issues that are identified as currently or likely to be in default, net of insurance loss recoverables. Incurred losses and LAE are discounted by applying a discount rate equal to the yield-to-maturity of National’s fixed-income portfolio, excluding cash and cash equivalents and other investments not intended to defease long-term liabilities. Under GAAP, a claim liability (loss reserve) is recognized for financial guarantees on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue and is shown gross of insurance loss recoverables on paid losses which are reported as an asset;

•

certain compensation, which may be in the form of fixed-maturity investments or other assets under U.S. STAT are recorded as a reduction in loss and LAE reserves; however under GAAP, compensation for claim payments are recorded based on where those types of assets are reflected on the balance sheet;

•

guarantees of derivatives are not recorded at fair value, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under accounting principles for derivative instruments and hedging activities are recorded at fair value;

•

changes in net deferred income taxes are recognized as a separate component of gains and losses in surplus. Under GAAP, changes in National’s net deferred income tax balances are either recognized as a component of net income or other comprehensive income depending on how the underlying pre-tax impact is reflected; and

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

Net Income of National determined in accordance with U.S. STAT for the years ended December 31, 2013, 2012 and 2011 was $256 million, $416 million and $478 million, respectively. Consolidated statutory policyholders’ surplus of National determined in accordance with statutory accounting practices as of December 31, 2013 and 2012 was $2.1 billion and $2.0 billion, respectively. In order to maintain its New York State financial guarantee insurance license, National is required to maintain a minimum of $65 million of policyholders’ surplus.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Statutory Accounting Practices (continued)

The following is a reconciliation of the consolidated shareholder’s equity of National, presented on a GAAP basis, to the statutory policyholders’ surplus of National:

	As of December 31,
In millions	2013	2012
National’s GAAP shareholder’s equity	$3,683	$3,867
Premium revenue recognition (financial guarantee)	(354)	(367)
Deferral of acquisition costs	(325)	(401)
Investments, including unrealized gains (losses)	(13)	(68)
Contingency reserve	(1,172)	(1,249)
Loss reserves	159	12
Deferred income tax liabilities, net	597	737
Derivative assets and liabilities	4	7
Non-admitted assets and other items	(493)	(539)

Statutory policyholders’ surplus	$2,086	$1,999

The statutory financial statements of National are presented on the basis of accounting practices prescribed or permitted by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual in its entirety subject to any conflicts with state regulations, or where the state statutes or regulations are silent.

Note 12: Employee Benefits

National participates in MBIA Inc.’s pension plan. The pension plan is a qualified non-contributory defined contribution pension plan to which National contributes 10% of each eligible employee’s annual compensation. Annual compensation for determining such contributions consists of base salary, and bonus, as applicable. Pension benefits vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. National funds the annual pension contribution by the following February of each applicable year. Pension expense related to the qualified pension plan for the years ended December 31, 2013, 2012 and 2011 was $498 thousand, $571 thousand and $388 thousand, respectively.

MBIA Inc. also maintains a qualified profit sharing/401(k) plan in which National participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute, through payroll deductions, up to 25% of eligible compensation. National matches employee contributions up to the first 5% of such compensation and its contributions are made in the form of cash, whereby participants may direct the match to an investment of their choice. National’s contributions vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Profit sharing/401(k) expense related to the qualified profit sharing/401(k) plan for the years ended December 31, 2013, 2012 and 2011 was $252 thousand, $228 thousand and $360 thousand, respectively.

In addition to the above two plans, National also participates in MBIA Inc.’s non-qualified deferred compensation plan. Contributions to the above qualified plans that exceed limitations established by federal regulations are then contributed to the non-qualified deferred compensation plan. The non-qualified pension expense for the years ended December 31, 2013, 2012 and 2011 was $255 thousand, $350 thousand and $255 thousand, respectively. The non-qualified profit sharing/401(k) expense for the years ended December 31, 2013, 2012 and 2011 was $165 thousand, $134 thousand and $108 thousand, respectively.

National participates in the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan may grant any type of an award including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. Following the effective date of the Omnibus Plan, no new options or awards were granted under any of the prior plans authorized by the MBIA Inc. shareholders.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Employee Benefits (continued)

The stock option component of the Omnibus Plan enables key employees to acquire shares of MBIA Inc. common stock. The stock option grants, which may be awarded every year, provide the right to purchase shares of MBIA Inc. common stock at the fair value of the stock on the date of grant. Options granted will either be Incentive Stock Options (“ISOs”), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (“NQSOs”). ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as the closing price on the grant date, of MBIA Inc. common stock. Options are exercisable as specified at the time of grant depending on the level of the recipient (generally four or five years) and expire either seven or ten years from the date of grant (or shorter if specified or following termination of employment).

Under the restricted stock component of the Omnibus Plan, certain employees are granted restricted shares of MBIA Inc.’s common stock. These awards have a restriction period lasting three, four or five years depending on the type of award, after which time the awards fully vest. During the vesting period these shares may not be sold. Restricted stock may be granted to all employees.

In accordance with the accounting guidance for share-based payments, MBIA Inc. expenses the fair value of employee stock options and other forms of stock-based compensation. In addition, the guidance classifies share-based payment awards as either liability awards, which are remeasured at fair value at each balance sheet date, or equity awards, which are measured on the grant date and not subsequently remeasured. Generally, awards with cash-based settlement repurchase features or that are settled at a fixed dollar amount are classified as liability awards, and changes in fair value will be reported in earnings. Awards with net-settlement features or that permit a cashless exercise with third-party brokers are classified as equity awards and changes in fair value are not reported in earnings. MBIA Inc.’s long-term incentive plans include features which result in both liability and equity awards. For liability awards, MBIA Inc. remeasures these awards at each balance sheet date. In addition, the guidance requires the use of a forfeiture estimate. MBIA Inc. uses historical employee termination information to estimate the forfeiture rate applied to current stock-based awards.

MBIA Inc. maintains voluntary retirement benefits, which provide certain benefits to eligible employees of National upon retirement. A description of these benefits is included in MBIA Inc.’s proxy statement. One of the components of the retirement program for those employees that are retirement eligible is to continue to vest all performance-based stock options and restricted share awards beyond the retirement date in accordance with the original vesting terms and to immediately vest all outstanding time-based stock options and restricted share grants. The accounting guidance for share-based payments requires compensation costs for those employees to be recognized from the date of grant through the retirement eligible date, unless there is a risk of forfeiture, in which case the compensation cost is recognized in accordance with the original vesting schedule. Accelerated expense, if any, relating to this retirement benefit for both stock option awards and restricted stock awards has been included in the compensation expense amounts.

In accordance with the accounting guidance for share-based payments, MBIA Inc. valued all stock options granted using an option-pricing model. The value is recognized as an expense over the period in which the options vest. For the years ended December 31, 2013, 2012 and 2011, National had fully expensed its proportionate share of compensation cost for employee stock options in prior years and therefore had no 2013, 2012 or 2011 expense. National’s proportionate share of compensation cost for restricted stock awards for the years ended December 31, 2013, 2012 and 2011 was $670 thousand, $268 thousand and $333 thousand, respectively.

During 2011, National granted deferred cash-based long-term incentive awards. No new grants were awarded during 2013 and 2012. These grants have a vesting period of either three or five years, after which time the award fully vests. Payment is generally contingent upon the employee’s continuous employment with National through the payment date. The deferred cash awards are granted to employees from the vice-president level up. Compensation expense related to the deferred cash awards for the year ended December 31, 2013 was $285 thousand. Compensation expense related to the deferred cash awards for the years ended December 31, 2012 was a negative expense of $277 thousand. The negative expense during 2012 was due to the cancellation and expense reversal of deferred cash awards. For 2011, the expense was $780 thousand.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Accumulated Other Comprehensive Income

The following table presents the changes in the components of AOCI for the years ended December 31, 2013, 2012 and 2011:

In millions	Unrealized Gains (Losses) on AFS Securities, Net(1)
Balance, January 1, 2011	$(43)
Other comprehensive income (loss) before reclassifications	71
Amounts reclassified from AOCI	43

Net period other comprehensive income (loss)	114
Balance, December 31, 2011	71

Other comprehensive income (loss) before reclassifications	29
Amounts reclassified from AOCI	(32)

Net period other comprehensive income (loss)	(3)
Balance, December 31, 2012	68

Other comprehensive income (loss) before reclassifications	(115)
Amounts reclassified from AOCI	(20)

Net period other comprehensive income (loss)	(135)

Balance, December 31, 2013	$(67)

(1)—All amounts are presented net of tax. Amounts in parentheses indicate debits.

The following table presents the details of the reclassifications from AOCI for the year ended December 31, 2013:

In millions
Details about AOCI Components	Amounts Reclassified from AOCI	Affected Line Item on the Consolidated Statements of Operations
Reclassification adjustments on sale of securities	$31	Net gains (losses) on financial instruments at fair value and foreign exchange
	11	Provision (benefit) for income taxes

Total reclassifications for the period	$20	Net income (loss)

Note 14: Related Party Transactions

Related parties are defined as the following:

•

Affiliates of National: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with National. Control is defined as having, either directly or indirectly, the power to direct the management and operating policies of a company through ownership, by contract or otherwise.

•	Entities for which investments are accounted for using the equity method by National.

•	Trusts for the benefit of employees, such as pension and profit sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of National defined as owners of record or known beneficial owners of more than 10% of the voting interests of National.

•

Management of National which includes persons who are responsible for achieving the objectives of National and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the Board of Directors, the Chief Executive Officer, Chief Operating Officer, Vice President in charge of principal business functions and other persons who perform similar policymaking functions.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Related Party Transactions (continued)

•

Members of the immediate families of principal owners of National and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•

Other parties with which National may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

In February 2009, National and MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Corp. ceded all of its U.S. public finance exposure to National and into an assignment agreement under which MBIA Corp. assigned its rights and obligations with respect to the U.S. public finance business that MBIA Corp. had assumed from FGIC. In August of 2013, the novation agreement between FGIC and National, whereby FGIC transferred, by novation, to National all the rights and liabilities under each of the policies covered under a reinsurance agreement with FGIC, became effective. Refer to “Note 1: Business Developments and Risks and Uncertainties” and “Note 9: Insurance in Force” for further information.

Optinuity Alliance Resources (“Optinuity”), created in the first quarter of 2010, provides support services such as management, legal, accounting, treasury and information technology, among others, to MBIA Inc. and other subsidiaries including National on a fee-for-service basis. The service fees charged to National by Optinuity and other affiliates were $16 million, $25 million and $26 million, respectively, for the years ended December 31, 2013, 2012 and 2011.

National is a party to the MBIA Tax Sharing Agreement. In 2013, National made several tax payments to MBIA Inc. totaling $169 million, $61 million of such payments were made by transferring certain investments from National. Refer to “Note 8: Income Taxes” for further detail.

National’s investment portfolio is managed by Cutwater Investors Services Corp. (“Cutwater-ISC”), a wholly-owned subsidiary of MBIA Inc., which provides fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. For the years ended December 31, 2013, 2012 and 2011, Cutwater-ISC charged fees of $7 million to National based on the performance of its investment portfolio.

In the first quarter of 2009, National entered into an agreement with MBIA Inc. whereby National held securities purchased under agreements to resell and securities sold under an agreement to repurchase of $447 million and $481 million as of December 31, 2013 and 2012, respectively. These agreements reset on a quarterly basis. The interest income and expense related to these agreements were $3 million and $2 million, respectively, for the year ended December 31, 2013; $7 million and $3 million, respectively, for the year ended December 31, 2012; and $10 million and $5 million, respectively, for the year ended December 31, 2011. Refer to “Note 1: Business Developments and Risks and Uncertainties” for further detail.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Related Party Transactions (continued)

In December 2011, National entered into a secured lending agreement with MBIA Insurance Corporation under which National loaned MBIA Insurance Corporation $1.1 billion at a fixed annual interest rate of 7% and with a maturity date of December 2016. During 2012, MBIA Insurance Corporation borrowed an additional $443 million under the National Secured Loan with the approval of the NYSDFS at the same terms as the original loan to fund additional commutations of its insurance policies. MBIA Insurance Corporation had the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation elected to defer the interest payments due under the loan. In connection with the BofA Settlement Agreement, MBIA Insurance Corporation received a payment of approximately $1.7 billion, consisting of $1.6 billion in cash and $136 million principal amount of MBIA Inc.’s 5.70% Senior Notes due 2034. The payment from Bank of America, including the MBIA Inc. notes, was used by MBIA Insurance Corporation to repay the remaining outstanding balance and accrued interest on the National Secured Loan in May of 2013. As of December 31, 2012, the amount outstanding under this secured loan was $1.7 billion. Interest income attributable to this agreement totaled approximately $41 million, $103 million and $4 million, respectively, for the years ended December 31, 2013, 2012 and 2011.

During the fourth quarter of 2013, National declared and paid a dividend of $214 million to its ultimate parent, MBIA Inc.

National conducts its real estate operations by leasing property through its wholly-owned subsidiary, NREHA. In March of 2010, NREHA entered into lease agreements with certain of its affiliates including MBIA Corp., Cutwater Asset Management Corp., and Optinuity. The rental income related to these lease agreements was $6 million for the years ended December 31, 2013, 2012 and 2011.

As of December 31, 2013 and 2012, there were $5 million, and $9 million, respectively, of receivables to MBIA Inc. and other subsidiaries included in other assets. As of December 31, 2013 and 2012, there was $1 million, and an immaterial amount, respectively, of payables to MBIA Inc. and other subsidiaries included in other liabilities.

National had no loans outstanding to any executive officers or directors in 2013 and 2012.

Note 15: Commitments and Contingencies

In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries may be involved in various legal proceedings that directly or indirectly impact National.

MBIA has received subpoenas or informal inquiries from a variety of regulators, regarding a variety of subjects. MBIA has cooperated fully with each of these regulators and has or is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On September 10, 2012, CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. as holders of MBIA-insured residential mortgage-backed bonds filed suit against MBIA Inc., MBIA Insurance Corporation and National Public Finance Guarantee Corp. The complaint alleges that certain of the terms of the transactions entered into by MBIA Corp., which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274, 276 and 279(c) of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. On October 19, 2012, MBIA filed its answer. On August 13, 2013, the court entered a revised Management Plan and Scheduling Order setting a fact discovery deadline of April 4, 2014.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 15: Commitments and Contingencies (continued)

On July 18, 2013, the City of Detroit, Michigan filed a voluntary petition under Chapter 9 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan; Case No. 13-53846-swr. On December 5, 2013, Judge Steven W. Rhodes entered an order finding the City of Detroit eligible to be a debtor under Chapter 9. On November 8, 2013, National, together with Assured Guaranty Municipal Corp. (“Assured”), commenced an adversary proceeding, captioned National Public Finance Guarantee Corp. et al. v City of Detroit, Michigan et al.; Adv. Pro. No 13-05309, against the City of Detroit and certain individuals. On December 23, 2013, National and Assured filed an amended complaint seeking, among other things, a declaratory judgment that the City of Detroit and its employees/managers must comply with Michigan state law in the collection, segregation and use of restricted ad valorem tax proceeds levied and pledged to repay the principal and interest on several series of Detroit’s unlimited tax general obligation bonds, as well as declaratory relief with respect to National’s and Assured’s rights and interests in the ad valorem tax proceeds. On January 17, 2014, the defendants filed a motion to dismiss the amended complaint.

On January 30, 2013, National and MBIA Corp. filed a petition in the District Court of Harris County, Texas, 215th Judicial District; Case No. 2013-05829, against the Harris County—Houston Sports Authority (the “Sports Authority”) for damages and declaratory relief arising from the Sports Authority’s failure to raise sufficient revenues and maintain adequate reserves necessary to support bonds issued by the Sports Authority. On March 12, 2013, the court granted the Sports Authority’s motion to dismiss on grounds of governmental immunity. On May 9, 2013, National and MBIA Corp. appealed the dismissal order. Oral argument was heard on February 11, 2014.

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against a number of financial guarantee insurers, including MBIA. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed by various municipal entities and quasi-municipal entities, mostly in California. These cases are part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases.

In August 2011, the plaintiffs filed amended versions of their respective complaints. The claims allege participation by all the defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. The plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed to adequately disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, the plaintiffs assert common law claims of breach of contract and fraud against MBIA and the other monoline defendants. The non-municipal plaintiffs also allege a California unfair competition cause of action. The plaintiffs filed a notice of appeal of the March 22, 2013 decision that granted the Bond Insurer defendants’ motion to strike pursuant to California’s Anti-SLAPP statute dismissing the plaintiffs’ claims under California’s Cartwright Act. On October 1, 2013, the Bond Insurer defendants’ filed a notice of cross-appeal.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiffs call “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008 to the Southern District of New York for inclusion in the multidistrict litigation, Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then, or subsequently, filed by municipal entities and quasi-municipal entities, mostly in California, and three not-for-profit retirement community operators. These cases have all been added to the multidistrict litigation. The plaintiffs in all of the cases assert federal and either California or New York state antitrust claims. As of May 31, 2011, MBIA has answered all of the existing complaints.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 15: Commitments and Contingencies (continued)

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, National is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 16: Subsequent Events

Refer to “Note 15: Commitments and Contingencies” for information about legal proceedings that developed after December 31, 2013.